Exhibit 26 (g) ii. b.

AUTOMATIC AND FACULTATIVE YRT AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter called the “Ceding Company”)

and

MUNICH AMERICAN REASSURANCE COMPANY

(hereinafter called the “Reinsurer”)

Effective Date: May 28, 2012

Coverage: SL10/SL11BSP/SL15/SL17

(COLI/BOLI non-experience rated business only)

Reinsurer Treaty ID:

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Automatic and Facultative YRT Agreement

Effective Date: May 28, 2012

Ceding Company:	MML Bay State Life Insurance Company of Enfield, Connecticut C.M. Life Insurance Company of Enfield, Connecticut Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts

Reinsurer:	Munich American Reassurance Company of Atlanta, Georgia

Accepted Coverages:        Life insurance on policies written by the Ceding Company on the plans cited in Schedule A – Accepted Coverages.

Effective Date:	May 28, 2012

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the parties’ rights or obligations hereunder existing at the time of termination.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to the Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Schedules. These Articles and Schedules, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

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Automatic and Facultative YRT Agreement

Effective Date: May 28, 2012

IN WITNESS WHEREOF, the parties hereto execute this Agreement in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ John Valencia	Date:	8-26-12
John Valencia
Assistant Vice President & Actuary

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	8-17-12
Peter G. Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	8-17-12
Peter G. Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	8-17-12
Peter G. Ferris
Vice President & Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Emily Roman	Date:	8/13/12
Print name:	Emily Roman
Title:	2nd VP & Marketing Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Melinda A Webb	Date:	8/14/12
Print name:	Melinda Webb
Title:	2nd VP, Treaty

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Automatic and Facultative YRT Agreement

Effective Date: May 28, 2012

Contents
ARTICLE I: AUTOMATIC REINSURANCE	3
ARTICLE II: FACULTATIVE SUBMISSION	5

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ARTICLE I: AUTOMATIC REINSURANCE

1.1	The Ceding Company shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in Schedule A – Accepted Coverages (individually a “policy”, collectively the “policies”) issued on and after the effective date of this Agreement. The Reinsurer shall automatically accept its share of the policies up to the limits shown in Schedule B-Reinsurance Limits only if, in addition to other conditions as set forth in this Agreement, the policies qualify as New Business as defined herein and each of the following requirements, each of which is hereby deemed a condition precedent, has been fulfilled or performed:

A.	Underwriting

Automatic reinsurance applies only to insurance applications underwritten by the Ceding Company using its Underwriting Guidelines issue practices that are consistently applied and in accordance with Section 1.4 of this Article. In the absence of Underwriting Guidelines on any particular topic or condition or if the Underwriting Guidelines dictate that individual consideration is required, including but not limited to referrals to a medical doctor, the Ceding Company will make underwriting decisions in good faith utilizing the care, skill and diligence with which a reasonably prudent underwriter would use in the same or similar circumstances (“Prudent Underwriting Judgment”). Risks falling into any other special reinsurance or underwriting programs such as Facultative Shopping will be excluded from this Agreement.

The Ceding Company must comply with additional underwriting requirements at least as restrictive as those set forth in Schedule F – Underwriting Guidelines, and

B.	Retention

The Ceding Company will retain, and not otherwise reinsure, an amount of insurance on each life equal to its full retention shown in Schedule B – Reinsurance Limits, or otherwise holds its full retention on a life under previously issued inforce policies and applies its “Underwriting Guidelines” (as defined in Section 1.4 of this Article) that it would have applied if the new policy had fallen completely within its regular retention. If the Ceding Company’s scheduled retention is zero, automatic reinsurance is not available, and

C.	Automatic Binding Limits

On any one life, the total of the new ultimate amount of reinsurance requested, including contractual increases, and the amount already automatically reinsured under all agreements between the Reinsurer and the Ceding Company shall not exceed the Automatic Binding Limits shown in Schedule B – Reinsurance Limits, and

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ARTICLE I: AUTOMATIC REINSURANCE

(Continued)

D.	Automatic Inforce and Applied for Limit

The total amount of life insurance in force in all companies, including any coverage to be replaced, plus the amount currently applied for on that life in all companies, does not exceed the Jumbo limits stated in Schedule B – Reinsurance Limits. Prior to issuing a Policy, the Ceding Company will contact the Reinsurer any time in force and applied for with signature exceeds $        , and

E.	Residence

At the time of policy issuance, each insured: i) must be a resident of the United States, United States Territories or Canada, or ii) must meet the residency qualifications set forth in the Ceding Company’s application for insurance and its Underwriting Guidelines, and

F.	No Facultative Quotes

The risk shall not have been submitted by Ceding Company on a facultative basis to the Reinsurer or any other Reinsurer during the          period directly preceding the facultative submission under this Agreement, and

G.	Compliance

Reinsurance under this Agreement shall not be in force with respect to a policy unless the policy is in compliance with the laws of the applicable jurisdictions.

In addition, deviations from the automatic guidelines referenced in A-G above shall be reviewed by a Lead Underwriter. The Lead Underwriter shall be         ; however, if there are underwriter changes at         , the Lead Underwriter will be subject to review and possible change by the Ceding Company.

1.2 Policy Forms

Upon Reinsurer’s request, the Ceding Company will provide to the Reinsurer with all policy forms applicable to the policies reinsured under this Agreement.

The Ceding Company shall notify Reinsurer within          prior to of the effective date of any proposed material change to the status, plan, or benefits or other material feature of a policy reinsured under this Agreement. If Reinsurer agrees to the proposed change in writing, Reinsurer shall provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. In the event that Reinsurer does not respond within         , Reinsurer shall be deemed to have accepted such change. If Reinsurer rejects such proposed change in writing, such proposed change shall not be reinsured under the Agreement, and Reinsurer shall not provide adjusted reinsurance coverage.

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ARTICLE I: AUTOMATIC REINSURANCE

(Continued)

1.3 New Business

New Business is a policy on which (a) the Ceding Company has obtained complete and current underwriting evidence on the full amount issued, including the highest face amount illustrated at issue (b) the full normal commissions are paid by the Ceding Company for the new plan, unless approved by the Reinsurer and (c) the suicide and contestable provisions apply from the effective date of the new plan, unless otherwise required by the Ceding Company’s Policy Form or applicable law.

1.4 Underwriting Guidelines

The parties hereby declare and agree that all Policies covered under this Agreement shall be issued in accordance with the Ceding Company’s normal underwriting guidelines, standards and procedures (“Underwriting Guidelines”) that are attached as Schedule F in this Agreement. Any exception to the Underwriting Guidelines will need to be reviewed and approved by the Lead Underwriting Reinsurer as set forth in Schedule A-Accepted Coverages.

The Ceding Company shall notify Reinsurer at least          in advance of the effective date of any proposed material changes to the Underwriting Guidelines. If Reinsurer agrees to the proposed changes in writing, such changes will become part of the Underwriting Guidelines. In the event Reinsurer does not respond within         , Reinsurer shall be deemed to have accepted such proposed changes. If Reinsurer rejects such proposed changes in writing, such proposed changes shall not become part of the Underwriting Guidelines and shall not be applied to the Policies reinsured under this Agreement. The Ceding Company’s Underwriting Guidelines are incorporated herein in Schedule F.

1.5 Material Change of Risk During Underwriting

Except in situations where a conditional or temporary receipt is provided in accordance with the Ceding Company’s guidelines, should any medical, financial or other change occur following the completion of the application for insurance that is known to the Ceding Company that materially affects the life to be insured or the amount at risk and if a policy subsequently is issued by the Ceding Company which does not consider such material change in risk, no reinsurance coverage shall be provided under this Agreement for such policy.

1.6	The liability of the Reinsurer for automatically ceded reinsurance shall commence simultaneously with that of the Ceding Company. The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports.

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ARTICLE I: AUTOMATIC AND FACULTATIVE REINSURANCE

(Continued)

1.7	The Reinsurer shall not be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage are met. The pre-issue liability applies only once on any given life no matter how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy is issued, no reinsurance benefits are payable under this pre-issue coverage provision. The Reinsurer’s liability under the Ceding Company’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

i.	The Automatic Binding Limits in Schedule B – Reinsurance Limits.

ii.	The amount for which the Ceding Company is liable less its retention, less any amount of reinsurance with other reinsurers.

ARTICLE II: FACULTATIVE SUBMISSION

A.	The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible policies as set forth in Schedule A – Accepted Coverages, if the requirements for automatic reinsurance are not met, or if the requirements for automatic reinsurance are met but it prefers to apply for facultative reinsurance. The minimum face amount for a facultative submission on fully underwritten business is $ .

B.	A facultative application shall be made that is in substantial accord with the Underwriting Worksheet attached in Schedule F – Underwriting Guidelines and shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk-copies of the original insurance application, medical examiner’s reports, financial information and all other papers and information obtained by the Ceding Company regarding the insurability of the risk. The Ceding Company also shall notify Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment shall be immediately transmitted to Reinsurer.

C.	The Ceding Company will place the case with the Reinsurer having the first in best offer. After receipt of the Ceding Company’s application, the Reinsurer will promptly examine the materials and notify the Ceding Company either of the terms and conditions of the Reinsurer’s offer for facultative reinsurance or that no offer will be made. Responses to underwriting reviews should be forwarded to the contact information provided on the cover sheet sent in with the underwriting file. If the Ceding Company accepts the Reinsurer’s offer, then the Ceding Company shall note its acceptance in its underwriting file and mail, fax, or e-mail its acceptance to the Reinsurer. If the Ceding Company does not accept the Reinsurer’s offer, then the Ceding Company shall notify the Reinsurer in writing.

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ARTICLE II: FACULTATIVE SUBMISSION

(Continued)

If the Reinsurer has not received notification from the Ceding Company that it accepts or declines the Reinsurer’s offer after          from the date on which the Ceding Company received the offer, the Reinsurer will send a reminder to the following email address:         . Similarly, if the Reinsurer has still not received notification from the Ceding Company that it accepts or declines the Reinsurer’s offer after          from the date on which the Ceding Company received the offer, the Reinsurer will send an additional reminder to the email address noted above. Lastly, if the Reinsurer has still not received notification from the Ceding Company that it accepts or declines the Reinsurer’s offer after          from the date on which the Ceding Company received the offer, the Reinsurer will send an additional reminder to the email address noted above. As long as the Reinsurer has followed the notification procedures set forth above, the Reinsurer’s offer expires          from the date on which the Ceding Company received the Reinsurer’s offer, unless the written offer specifically states otherwise.

If the Ceding Company fails to accept Reinsurer’s offer as provided above, Reinsurer’s offer shall expire and no reinsurance coverage shall exist on the risk and Article XIII - Errors and Omissions with regard to accepting or declining of risk shall not apply to this Article.

D.	The Reinsurer shall have no liability on a facultative submission by the Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company.

E.	The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports.

F.	Facultative Binder Coverage (conditional receipt) for regular issue, Guaranteed Issue (GI) and Simplified Issue (SI): If the Reinsurer has facultatively accepted a case where premium is accepted and lives meet the “actively at work” requirement but the case has not been issued, the Reinsurer will provide coverage.

ARTICLE III: BASIS OF REINSURANCE

A.	Life insurance shall be reinsured on a under the policy reinsured. The Reinsurer .

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ARTICLE III: BASIS OF REINSURANCE

(Continued)

B.	.

C.	For the purpose of this Agreement, except as noted below, the net amount at risk shall be calculated as .

D.	The amount at risk may be determined using actual cash values, account values, tabular values, or by other methods agreeable to the Ceding Company and the Reinsurer. Schedule C – Special Net Risk Calculations defines special methods for calculating the net amount at risk different from C of this Article.

ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

A.	Reinsurance premiums shall be paid annually in advance on a policy year basis for each reinsured policy. Such payment for policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by applying the premium rates per thousand to the net amount at risk as described in Article III – Basis of Reinsurance. The premium rates per thousand are those specified in Schedule D – Reinsurance Premium Rates. The rates in Schedule D – Reinsurance Premium Rates, shall apply to both automatic and facultative reinsurance.

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ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

(Continued)

B.	If the Reinsurer .

C.	At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Schedule E – Reinsurance Reports, reporting reinsurance premiums due on each new risk and for renewals of policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the reporting period shall also be listed. The reporting period is stated in Schedule E – Reinsurance Reports. New reinsurance shall be reported on the report next following the time that the reinsured policy has been reported as delivered and paid for.

For automatic reinsurance submissions, if a policy or policies are not reported within          of the policy issue date, such policy or policies are not eligible for reinsurance under this Agreement. However, upon request of the Ceding Company, Reinsurer shall consider reinsuring such policy or policies on an automatic basis under this Agreement subject to available capacity. Article XIII, Errors and Omissions, shall not apply to this Article IV, section C after          from the policy/ies issue date.

Facultative reinsurance submissions are governed by the terms set forth in Article II of this Agreement.

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ARTICLE IV: PREMIUMS, PAYMENTS AND REPORTS

(Continued)

D.	The statement shall be furnished to the Reinsurer within after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving written notice to the Ceding Company. If all reinsurance premiums in arrears are not paid by the close of the period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them. Upon termination, the Ceding Company and Reinsurer shall settle all amounts due and owing to the other party pursuant to the terminal accounting and settlement provision set forth in Article XXVIII – Terminal Accounting and Settlement of this Agreement. The Ceding Company agrees that it will not force termination under the provisions of the paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

E.	Terminated risks may be reinstated within after the effective date of termination by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

F.	If the period of time between when the premium becomes due to the Reinsurer from the Ceding Company exceeds , the Reinsurer reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the premiums are due, or on the prior business day if the date premiums are due does not fall on a business day) from the day the premium becomes due to the day the Reinsurer receives the payment.

G.	The Ceding Company or the Reinsurer may exercise at any time the right to offset any undisputed debts or credits, liquidated or unliquidated, whether on account of premiums or otherwise, due from either party and their affiliates to the other under this Agreement.

ARTICLE V: EXPENSES

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

ARTICLE VI: PREMIUM TAXES

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

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ARTICLE VII: DAC TAX ELECTION

The Ceding Company and the Reinsurer make an election pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Schedule G – DAC Tax Schedule.

ARTICLE VIII: EXPERIENCE REFUNDS

Reinsurance under this Agreement shall not be eligible for an experience refund.

ARTICLE IX: POLICY CHANGES

All policies reinsured under this Agreement shall be issued in accordance with the Ceding Company’s normal standards and guidelines related to conversions, exchanges and replacements which are in effect on the effective date of this Agreement (“CER Guidelines”) and have been provided to Reinsurer. The Ceding Company shall notify Reinsurer within          of the effective date of any proposed material change to the CER Guidelines. If Reinsurer agrees to the proposed material change in writing, then such change shall become a part of the CER Guidelines. In the event that Reinsurer does not respond within         , Reinsurer shall be deemed to have accepted such change. If Reinsurer rejects such proposed change in writing, such proposed change shall not become a part of the CER Guidelines and shall not be applied to policies reinsured under this Agreement. The Ceding Company’s CER Guidelines are incorporated herein by reference and shall form an integral part of this Agreement.

Unless mutually agreed otherwise, policies that are not reinsured with Reinsurer and that exchange or convert to a plan covered under this Agreement will not be reinsured after the CER event hereunder.

A.	The Ceding Company shall notify the Reinsurer of all policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded.

B.	If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

C.	If a policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the policy lapsing.

D.	Reinsurance shall be terminated on any policy where the net amount at risk reinsured is less than $ , rounded to the nearest dollar.

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ARTICLE IX: POLICY CHANGES

(Continued)

E.	Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the policy provisions and rules of the Ceding Company. The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated policy.

F.	Term renewals, term reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a .

1.

The term “        ” shall be defined as 1) the          under this Agreement into a          or 2) the         .

a.

         shall continue to be reinsured          under this Agreement, except for         , which shall not be reinsured under this Agreement.

b.

For         , the          shall continue to be reinsured          under this Agreement and the          shall not be reinsured under this Agreement.

2.

The term “        ” shall be defined as 1) the          reinsured under this Agreement into another         , or 2) the          reinsured under this Agreement         .

         shall not be reinsured under this Agreement.

G.	Unearned reinsurance premiums on terminations or changes shall be refunded to the Ceding Company. The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

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ARTICLE IX: POLICY CHANGES

(Continued)

H.	If the policy continues inforce without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

I.	New issues after the treaty Effective Date to cases issued prior to the effective date are reinsured under this Agreement, based on Underwriting Guidelines in effect at the time of new issue.

J.	If the insurance reinsured under this Agreement increases and the increase is subject to new underwriting, the increase shall be handled in the same manner as a new policy and the provisions of Article I – Automatic and Facultative Reinsurance shall apply to the increase in reinsurance.

If the increase is not subject to new underwriting evidence, the Reinsurer shall accept automatically the increase in reinsurance, not to exceed the automatic binding limit specified in Schedule B – Reinsurance Limits, using a point in scale rate basis.

ARTICLE X: TERMINATION OF AGREEMENT WITH RESPECT TO NEW REINSURANCE

A.	This Agreement may be terminated with respect to new reinsurance by either party giving written notice to the other at least prior to the date such termination shall become effective, except as specified in Article IV – Premiums, Payments and Reports, and Article IX – Policy Changes.

B.	The termination shall become effective on the date specified in the written notice, but not less than after written notice is given.

C.	The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

D.	The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination. Termination of this Agreement for any reason shall not affect the rights and obligations under this Agreement with respect to claims then pending or in the course of settlement or incurred but not reported prior to termination.

E.	Either party may terminate this Agreement immediately for the acceptance of new reinsurance if the other party materially breaches this Agreement or becomes insolvent.

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ARTICLE X: TERMINATION OF AGREEMENT WITH RESPECT TO NEW REINSURANCE (Continued)

F.	Upon termination of the Agreement for new business, the following coverages shall continue to be available on policies inforce hereunder on the termination date, unless otherwise agreed upon in a subsequent writing by both Parties:

1.	Exercise of riders listed in Schedule A – Accepted Coverages.

2.	All changes, including increases (underwritten or non-underwritten as allowed under the policy) available under Article IX – Policy Changes.

ARTICLE XI: CLAIMS

A.	The Reinsurer shall reimburse the Ceding Company, in accordance with the terms of this Agreement, for the Reinsurer’s proportionate share of benefits on the policies reinsured hereunder of this Agreement and paid by the Ceding Company in accordance with the terms of this Agreement.

B.	The Ceding Company shall notify the Reinsurer, as soon as reasonably possible, after it receives a claim on a policy and will send to the Reinsurer copies of the proofs of claim, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request. Additionally, the Ceding Company shall provide quarterly reports containing the information set forth in Schedule E – Reinsurance Reports.

C.	A decision made by the Ceding Company as to whether or not to deny or pay a claim in whole or in part is the Ceding Company’s responsibility and rests solely within the Ceding Company’s authority. The Reinsurer upon receipt of the claim papers shall promptly make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder.

D.	The Ceding Company’s adherence to its claim guidelines, standards and procedures and/or its responses provided in the Reinsurer’s Claims Questionnaire (collectively, “Claims Procedures”), is a condition precedent to the payment of any reinsurance benefits under this Agreement.

E.	Unless agreed upon in writing, the Reinsurer shall not be liable for any Claim Exception made by the Ceding Company related to any Policy reinsured under this Agreement. A “Claim Exception” is a decision made by the Ceding Company to deny or pay a claim that is (i) inconsistent or contrary to the terms of the applicable policy, (ii) contrary to the Ceding Company’s Claims Procedures, or (iii) inconsistent with applicable law or (iv) made solely to alleviate or reduce the Ceding Company’s risk exposure as a result of gross negligence or misconduct by it or its agents.

F.	The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer whether or not the claim payment is made under the strict policy conditions or compromised for a lesser amount. The payment to the Ceding Company will include interest as described in paragraphs F and G of this Article.

ARTICLE XI: CLAIMS

(Continued)

G.

If a claim is contestable, the Ceding Company shall send to the Reinsurer the contestable claims documentation as required in the underlying Agreement, by any of the following means: facsimile, secure email, express mail, or any other means agreed upon by both parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer via a “list of claims personnel”[1] that is provided by the Reinsurer. The Reinsurer will communicate its intention to participate in the contest for such claim in writing (email is acceptable) to the Ceding Company within          from the day in which the Reinsurer received the final contestable claims documentation. If the Reinsurer does not communicate its comments in writing within the applicable time period, it will be treated as though the Reinsurer concurred with the Ceding Company’s decision to contest the claim based on the information known by the Reinsurer at that time. Although the Reinsurer may comment on the Ceding Company’s decision, in all cases the Ceding Company will determine the proper action on the claim and the decision to pay the claim shall be binding on the Reinsurer and all other reinsurers affected by the claim.

If the Reinsurer’s agrees to participate in the contest, the Reinsurer shall share in the Claim Expenses, as defined below, of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer bears to the total net amount at risk of the Ceding Company under all policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. For example, litigation expenses related to the contestable claim are considered claim expenses. Routine expenses incurred in the normal settlement of uncontested claims, compensation of salaried officers and employees of the Ceding Company shall not be considered claim expenses.

Alternatively, the Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Ceding Company as if there had been no contest, compromise or litigation. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. In such case, the Reinsurer shall not share in any Claim Expenses or Litigation Expenses involved in such contest, compromise or litigation, or in any reduction in claim amount resulting therefrom.

1 The         .

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ARTICLE XI: CLAIMS

(Continued)

“Claim Expenses” are the fees of third party vendors utilized in connection with the investigation of a contestable claim. The Reinsurer will not reimburse the Ceding Company for routine legal, claim investigation or administration expenses including, but not limited to, the Ceding Company’s home office expenses and compensation of the Ceding Company’s employees or contract workers. Furthermore, Claim Expenses do not include any expenses incurred by the Ceding Company arising out of conflicting claims of entitlement to policy benefits (i.e. interpleaders).

H.	The Ceding Company shall notify the Reinsurer of any litigation related to a claim under a reinsured policy on a timely basis of receipt of the initial complaint. Immediately following such notification, the Ceding Company shall provide the Reinsurer with relevant information related to the claim in the litigation. Within after receipt of relevant information, the Reinsurer shall notify the Ceding Company in writing of its decision to participate or to decline to participate in the litigation. If the Reinsurer fails to provide such notification, then the Reinsurer shall be deemed to have elected to participate in the litigation.

If the Reinsurer declines to participate in the litigation, the Reinsurer shall satisfy its obligation with respect to such claim by paying to the Ceding Company its full share of the reinsurance benefit, including accrued Statutory Interest up to the date the full payment is made, along with its proportionate share of Claims Expenses, and the Ceding Company shall accept such payment as payment in full for the Reinsurer’s liability regarding such claim. If the Reinsurer declines to participate in the litigation, the Reinsurer shall not share in any reduction or increase in liability.

If the Reinsurer agrees to participate in the litigation, the Reinsurer shall reimburse the Ceding Company for its proportionate share of the Litigation Expenses (as defined below), and the Reinsurer shall share in any such reduction or increase in liability related to the outcome of such litigation. The Reinsurer’s participation in any such increase or reduction will be determined in accordance with the Reinsurer’s proportionate share. Litigation Expenses shall be submitted to the Reinsurer on a monthly basis.

“Litigation Expenses” are the fees of third party consultants, lawyers and outside legal advisors. Litigation Expenses do not include and the Reinsurer will not reimburse the Ceding Company for routine legal, claim investigation or administration expenses including, but not limited to, the Ceding Company’s home office expenses and compensation of the Ceding Company’s employees or contract workers. Furthermore, Litigation Expenses do not include any expenses incurred by the Ceding Company arising out of conflicting claims of entitlement to policy benefits (i.e. interpleaders).

I.	In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such policy.

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ARTICLE XI: CLAIMS

(Continued)

J.	The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, or if the claim proceeds go under settlement option, from the date of death to the date of the Reinsurer’s remittance to the Ceding Company. Adjustment to reinsurance premiums in such case will be made without interest.

K.

On claims paid by the Reinsurer, if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company exceeds          the Ceding Company reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the 1st business day in January prior to the date the Ceding Company pays the claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company. If the Ceding Company determines that a claim should have been reinsured, it will pay back premium with interest and receive claim payment with interest.

L.	In no event will the Reinsurer participate in extra-contractual damages, such as punitive or compensatory damages, awarded against the Ceding Company i) as the result of an act, omission or course of conduct committed by the Ceding Company or ii) based solely on the Reinsurer’s decision to participate in a claim contest. However, for death claim denials, if the Reinsurer concurred, in writing, the act, omission or course of conduct of the Ceding Company which resulted in the assessment of extra-contractual damages, the Reinsurer shall share in the payment of these damages in proportion to the reinsurance provided under this Agreement.

M.	If the Ceding Company returns premiums as a result of a misrepresentation of the insured or suicide, Reinsurer shall return to the Ceding Company its pro-rata share of the reinsurance premium received on that policy without applicable interest to the Ceding Company in lieu of any other benefit payable under this Agreement.

ARTICLE XII: INSPECTION OF RECORDS

Either party, or its duly authorized Representatives, shall have the right during business hours at the office of the inspected party, for as long as liabilities remain outstanding under this Agreement, to inspect all books, electronic files, original papers, records, and all documents relating to the policies reinsured under this Agreement including underwriting, claims processing, and administration records at either the office of the inspected party or through secure remote electronic access, where available. If either party inspects the records at the offices of the inspected party, the inspected party shall provide a reasonable workspace for the inspection and access to such records during regular business hours. Whether the inspection is conducted on-site or remotely, the inspected party shall cooperate with and facilitate the inspection, and shall make available any officers or employees of the inspected party to provide information concerning the reinsured business and the records inspected. Either party’s right to inspect records includes access to records controlled or provided by third parties.

ARTICLE XIII: ERRORS AND OMISSIONS

In this section,         .

ARTICLE XIV: INSOLVENCY

A.	In the event of insolvency of the Ceding Company, the Reinsurer’s liability for claims shall continue to be in accordance with the terms of this Agreement. Payment of reinsurance claims shall be made directly to the liquidator, rehabilitator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

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ARTICLE XIV: INSOLVENCY

(Continued)

B.	In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor shall give the Reinsurer written notice of any pending claim and the Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems available to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by the Reinsurer, an equitable share of the expenses incurred by the Reinsurer shall be chargeable to the Ceding Company as a part of the expense of liquidation. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned proportionately in accordance with the terms of this Agreement.

If, upon the liquidation of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company elects to recapture all of the policies reinsured under this Agreement and terminate the Agreement in its entirety, such recapture and termination shall be subject to a terminal accounting and settlement as set forth in Article XXVIII – Terminal Accounting and Settlement. Pursuant to the Terminal Accounting and Settlement, Reinsurer shall be liable only for the amounts reinsured and shall not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement. This section does not apply to reserve credits, which are discussed in Article III – Basis of Reinsurance.

C.	In the event of . For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

1.	Applies for or consents to the appointment of a receiver, rehabilitator, trustee, or liquidator of its properties or assets; or

2.	Makes an assignment for the benefit of its creditors; or

3.	Is adjudicated as bankrupt or insolvent; or

4.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or

5.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

D.	Any .

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ARTICLE XIV: INSOLVENCY

(Continued)

The rights of offset and recoupment shall not be affected or diminished because of the insolvency of either party. The intent of the parties is that recoupment and offset shall be permitted to the maximum extent allowed by law.

To the extent the Ceding Company subtracts the amount of claim payments due from the amount of premium it owes the Reinsurer prior to Reinsurer’s review and approval of any such claim amounts, such netting will be allowed only under Reinsurer’s reservation of rights. For the avoidance of doubt, the right of offset set forth above only applies to amounts that are undisputed by both parties. As such, in the event that a disputed claim is netted from the premium due to Reinsurer, Reinsurer will be entitled to reimbursement of any such amount either by repayment of the amount or by subtracting the amount from other claim amounts owed to the Ceding Company.

ARTICLE XV: WAIVERS AND AMENDMENTS

Any term or condition of this Agreement may be waived at any time by the party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. The waiver of any party of any breach of any provision of this Agreement or the failure of either party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by the party to be bound.

ARTICLE XVI: SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

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ARTICLE XVII: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

A.

The Ceding Company and Reinsurer are “financial institutions” as that term is used in Title V of the Gramm-Leach-Bliley Act and are subject to various laws and regulations governing the privacy and security of nonpublic individually identifiable information (“Personal Information”). The Parties may, from time to time, come into possession of Personal Information” and such information may be transmitted by either the Ceding Company or Reinsurer to the other in accordance with the transmitting party’s then current privacy policy and practices, in order to allow the other party to perform pursuant to this Agreement. During the continuation of this Agreement and after its termination, the Ceding Company or Reinsurer shall at all times use reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality, and integrity of Personal Information” and shall not make any use of Personal Information beyond the purpose for which it was disclosed. The Ceding Company and Reinsurer agree that they will not transfer Personal Information to any third party, except as provided in this Agreement or as permitted or required by law.

The Reinsurer shall;

a.	restrict disclosure of Personal Information to its directors, officers, employees, agents, affiliates, consultants or advisors (“Representatives”) with a need to know and inform such Representatives of its obligations under this Article;

b.	not disclose Personal Information or the terms or existence of this Agreement to third parties without the consent of the Ceding Company, except as required by rating agencies, external auditors, regulators, vendors, the Medical Information Bureau (MIB) (“Third Parties”) or pursuant to section B; and

c.	use commercially reasonable methods in the transmission, maintenance and disposal of such Personal Information

Notwithstanding any other provisions of this Agreement, pursuant to Section 6011 of the U.S. Internal Revenue Code and the regulations thereunder, each party and its Representatives may consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of this transaction (the “Tax Treatment”) and disclose to any and all persons, without limitation of any kind, the Tax Treatment and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to the Tax Treatment. The permission to disclose the Tax Treatment is limited to any facts relevant to the Tax Treatment and does not include information relating to the identity of the parties.

B.	Notwithstanding section A above, the Ceding Company acknowledges that the Reinsurer may, in the normal course of its business, share Personal Information with retrocessionaires, to the extent necessary to retrocede risks covered by this Agreement, so long as the retrocessionaires have agreed to maintain the confidentiality of the Personal Information on terms substantially similar to this Article.

C.	The Reinsurer will obtain agreements from any third parties or Reinsurers receiving Personal Information that requires the use of reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality and integrity of Personal Information.

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ARTICLE XVII: GRAMM-LEACH-BLILEY PRIVACY REQUIREMENTS

(Continued)

Reinsurer agrees to restrict access to Personal Information to those employees who need to know that information and represents that it has appropriate measures to establish a security program with respect to Personal Information which: (i) ensures the security and confidentiality of Personal Information, (ii) protects against any anticipated threats or hazards to the security or integrity of Personal Information, and (iii) protects against any unauthorized access to or use of Personal Information including access or use that could result in substantial harm or inconvenience to any of Ceding Company’s consumers or customers.

Notwithstanding anything contained herein to the contrary, Reinsurer will immediately notify Ceding Company of any circumstances involving (i) a “Breach of Security” of Personal Information or (ii) a reasonable belief by Reinsurer that there may be a Breach of Security of Personal Information (the “Notification”). In addition to the Notification, no later than          after detection of the Breach of Security, Reinsurer will also provide Ceding Company with a report (the “Report”) summarizing the Breach of Security, which will include, at a minimum, the following: date, time, description, how the Breach of Security was detected, systems and/or data (including Personal Information) subject to unauthorized access, use, loss, or disclosure, root cause, corrective action taken to date and any additional planned actions. For purposes of this Agreement, “Breach of Security” means any unauthorized access to, use, loss or disclosure of Personal Information covered by this Agreement, whether by internal or external source, and whether such information is in electronic, paper, or any other format, including, without limitation, the following: unauthorized access to Personal Information while located on any computer, website or database, interception of Personal Information while being transmitted by email, unauthorized acquisition of paper files, or unauthorized use of an ID or password. The Notification shall be communicated by phone and facsimile, and the Report shall be communicated by facsimile and overnight delivery service using the following contact information:

Chief Compliance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-788-8411,              Fax: 413-744-4161

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ARTICLE XVIII: NOTICE

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) mailed by United States registered or certified mail, return receipt requested, or mailed by overnight express mail, (ii) sent by facsimile transmission, followed by confirmation mailed by first class mail or overnight express mail, (iii) sent by email, or (iv) delivered in person to the parties at the following addresses:

If to the Ceding Company:

MML Bay State Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

C.M. Life Insurance Company

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Reinsurance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

If to the Reinsurer

Munich American Reassurance Company

56 Perimeter Center East

Atlanta, GA 30346-2290

Attention: General Counsel

Either party may change the names or addresses where notice is given by providing notice to the other party of such change in accordance with this Article.

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ARTICLE XIX: ARBITRATION

A.	If the parties cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be arbitrated. To initiate arbitration, either party shall notify the other party by Certified Mail or overnight mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within following its receipt. Such arbitration shall be conducted in accordance with the Federal Arbitration Act (9 U.S.C. Section 1 et seq.)

B.	Any interpretation of this Agreement shall be based on the customs and practices of the life insurance and reinsurance industries rather than on a strict interpretation of the law.

C.	Disagreements between the Ceding Company and the Reinsurer shall be submitted to three arbitrators who must be current or former officers of other life insurance or reinsurance companies. The Reinsurer and the Ceding Company shall each appoint one arbitrator and the third shall be selected by these two arbitrators. In the event that either the Ceding Company or the Reinsurer should fail to choose an arbitrator within after the other has given notice of its arbitrator appointment, that party may choose two arbitrators who shall, in turn, choose a third arbitrator before entering arbitration. If the .

D.	Issues shall be .

E.	Except as dictated by the arbitration panel, each party will bear the expense of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third party arbitrator.

F.	The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

G.	The arbitration panel may, in its own discretion, award attorney’s fees, costs, expert witness fees and expenses, all as it deems appropriate to the prevailing party. No such award or judgment will bear interest. In no event may the arbitrator(s) award punitive or exemplary damages.

ARTICLE XX: GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of Massachusetts.

ARTICLE XXI: HEADINGS

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

ARTICLE XXII: PARTIES TO AGREEMENT

This Agreement is for indemnity reinsurance solely between the Ceding Company and the Reinsurer. Reinsurance under this Agreement will not create any right nor legal relationship between the Reinsurer and any other party. Reinsurer shall not be liable for any claims, suits or actions as a result of any fraud or criminal activity of any kind committed by the Ceding Company or its “Representatives”.

Each party represents and warrants that, as of the date of this Agreement, the information supplied by it to the other party is complete and accurate. Each party has relied on such information in entering into this Agreement.

ARTICLE XXIII: AGREEMENT

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes any prior oral or written agreements with respect to its subject.

ARTICLE XXIV: GOOD FAITH AND FINANCIAL SOLVENCY

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns.

ARTICLE XXV: CONFIDENTIALITY

(a)	The Ceding Company and Reinsurer acknowledge that compliance with the terms of this Agreement may require the exchange of Proprietary Information, as defined herein.

(b)	As used in this Article XXV, Proprietary Information is defined as all information or material that has or could have commercial value or utility and includes, but is not limited to, business plans, trade secrets, experience studies, underwriting manuals, guidelines and decisions, applications, policy forms, quote terms, actuarial data and assumptions, valuations, financial condition, and the specific terms and conditions of this Agreement but shall not include the existence of this Agreement and the identity of the parties.

(c)	Proprietary Information will not include information that:

(i)	is or becomes available to the general public other than as a result of disclosure by the party receiving the information (hereinafter the “Recipient”);

(ii)	is developed independently by the Recipient;

(iii)	is acquired by the Recipient from a third party that is, to the knowledge of the Recipient, not bound by confidentiality restrictions related to the information; or

(iv)	was already within the possession of the Recipient, and not subject to a confidentiality agreement, prior to being furnished by the other party.

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ARTICLE XXV: CONFIDENTIALITY

(Continued)

(d)	The Parties will keep confidential and not disclose any shared Proprietary Information, unless:

(i)	The disclosure is required for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing and such parties have a signed confidentiality agreement;

(ii)	The disclosure is required by external auditors and such auditors have a signed confidentiality agreement protecting such information; or

(e)	Reinsurer and the Ceding Company shall hold all Proprietary Information received from the other party in confidence and, without the prior written consent of the Discloser, use or disclose such Proprietary Information solely for the purposes of evaluation and performance of this Agreement.

(f)	For the avoidance of doubt, notwithstanding any other provision of this Agreement, Reinsurer may disclose Proprietary Information to its Representatives and Third Parties (as defined in this Agreement) only so long as such Representatives and Third Parties execute a non-disclosure agreement i) that prevents them from disclosing such information to any other party and ii) confirms that all applicable laws will be followed in the use and transfer of any such information, and only in the following circumstances:

(i)	to those who need to know such information in connection with the proper execution of this Agreement;

(ii)	as necessary to perform its internal risk-management functions and analysis;

(iii)	to the extent necessary to retrocede risks covered by this Agreement or otherwise comply with retrocessionaire requirements; and

(iv)	as needed to perform or comply with other applicable audit functions or requirements

(i)	for data management purposes.

The Reinsurer must inform the Ceding Company of the identity of all Third Parties prior to disclosing Proprietary Information. The Ceding Company reserves the right to conduct due diligence on any Third Party and may object to the disclosure if it deems disclosure to be unacceptable.

(g)	The parties will take reasonable steps to ensure that their Representatives and Third Parties maintain the confidentiality of any such Proprietary Information.

(h)	Either party may disclose Proprietary Information when legally compelled to do so. In such event, the party so compelled will provide the other party with notice of such prior to disclosure so that the other party may seek an appropriate remedy.

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ARTICLE XXV: CONFIDENTIALITY

(Continued)

(i)	The provisions set forth in this Article XXV shall survive for following the termination of the last in force policy reinsured under this Agreement.

The terms of this Agreement are confidential. Nothing contained herein, including information relating to pricing, may be disclosed to any Representative or Third Party, without the Reinsurer’s or the Ceding Company’s prior written consent except as further discussed in this Agreement.

ARTICLE XXVI: COMPLIANCE AND OFAC COMPLIANCE

A.	Compliance

This Agreement applies only to the issuance of policies by the Ceding Company in a U.S. jurisdiction in which it is properly licensed and where such issuance is in accordance with the applicable regulatory requirements. The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the policies reinsured under this Agreement. In the event that the Ceding Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Ceding Company will indemnify the Reinsurer for any direct loss the Reinsurer suffers as a result of the non-compliance, and will seek to remedy the non-compliance as soon as reasonably possible.

C.	OFAC Compliance

Notwithstanding, paragraph A above, the Parties represent that they are using, and shall use commercially reasonable efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither Party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either Party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the Party who first becomes aware of the violation of the Laws shall notify the other Party, and the Parties shall cooperate in order to take all necessary corrective actions.

The parties agree that such prohibited transaction shall be null, void and of no effect from its inception to the same extent as if the prohibited transaction had never been entered into. In such event, each party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

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ARTICLE XXVII: ASSIGNMENT

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Ceding Company and the Reinsurer and their respective successors in interest.

The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party. Such consent shall not be unreasonably or arbitrarily withheld.

ARTICLE XXVIII: TERMINAL ACCOUNTING AND SETTLEMENT

(a)	In the event that this Agreement is terminated for both in-force and new business, for any reasons, a shall occur.

(b)	The “ ” shall be the : (a) the of this Agreement, or (b) any .

(c)	The final .

(d)	Reinsurer shall provide the .

(e)	If the Ceding Company or .

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ARTICLE XXVIII: TERMINAL ACCOUNTING AND SETTLEMENT

(Continued)

(f)	It is the intent of the parties that .

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SCHEDULE A: ACCEPTED COVERAGES

Issuing Companies: Policies issued by the MML Bay State Life Insurance Company of Enfield, Connecticut, C.M. Life Insurance Company of Enfield, Connecticut, or Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.

Type of Business:         .

Plans of Insurance:         .

Eligible Policies:         .

Recapture:         .

Lead Underwriting Reinsurer:          for all business issued under this Agreement, except as         . However, if there are any underwriter changes at         , the Lead Underwriter will be subject to review and possible change by the Ceding Company.

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SCHEDULE A: ACCEPTED COVERAGES

(Continued)

Duties and function of the Lead Underwriting Reinsurer:

In the circumstance that an individual case deviation from the guidelines in the underwriting manual occurs, the Lead Underwriting Reinsurer’s approval is the deciding factor in determining the acceptance of each deviation, and the Reinsurer in this Agreement must follow the Lead Underwriting Reinsurer’s decision.

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SCHEDULE B: REINSURANCE LIMITS

Basis of Reinsurance: The Reinsurer shall         .

Retention/Share Allocation: The Ceding Company will          up to their maximum retention.          with the Reinsurer on a First Dollar Quota Share Basis. Due to concentration limits, these percentages may change on a facultative basis.

Concentration Limits: as used in the Agreement and as noted below, the maximum amount of available capacity at one location.

Inside         :                 $

Outside         : $

Automatic Issue Limit: $        (standard through Table 16). Individual stacking limit is         .

Facultative Issue Limit: Same as the Automatic Issue Limit unless otherwise stated by the Reinsurer.

Reinsurer’s Automatic Binding Limit: At issue,          by the Automatic Issue Limit per         . After issue, the Reinsurer’s Automatic Binding Limit shall          by the Automatic Issue Limit per         .

The mortality rating on each individual risk must not exceed 500% (Table 16 or P), or its equivalent on a flat extra premium basis.

The Ceding Company will obtain Reinsurer’s prior written consent in the event that Reinsurer’s share, as stated above, is altered for any reason including but not limited to the Ceding Company’s reallocation of the amount ceded among its reinsurance pool members.

Jumbo Limit: $

Automatic Age Limit:

Guaranteed Issue/Simplified Issue:	Automatic coverage for issue ages .
Full Underwriting:	Automatic coverage for issue ages .

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SCHEDULE C: SPECIAL NET RISK CALCULATIONS

For the Ceding Company’s          plans, the Net Amount at Risk is the          is:

a.	For DBO1, the .

b.	For DBO2, the .

c.	For DBO3, the .

Reinsurance coverage beyond attained age 99:

a.	For 80 CSO policies, the death benefit will .

b.	For 2001 CSO policies, reinsurance coverage and premium may .

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SCHEDULE D: REINSURANCE PREMIUM RATES

Premiums for Standard Risks (Currency – U.S. Dollars)

The premium rates per thousand of reinsurance amount at risk for policy years          shall be the following         .

Guaranteed Issue/Simplified Issue:

[Table Deleted]

*

Facultative and Fully Underwitten:

[Table Deleted]

**	Includes

Premium Rates for Table Rated Risks

For life insurance on a risk classified as substandard which is assigned a table rating, the reinsurance premium rates per thousand shall be the premium rates specified above in the section titled Premiums for Standard Risks increased by         . (For example, the premium rate for a Table 4, or D, risk would be         % of the standard premium rate).

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SCHEDULE D: REINSURANCE PREMIUM RATES

(Continued)

Premium Rates for Risks with Flat Extras

For a risk assigned a flat extra premium, the reinsurance premium rates per thousand of net amount at risk shall be the premium rates for the appropriate risk class specified above in Premiums for Standard Risks increased by the following percentages of the flat extra premiums applicable to the initial face amount reinsured:

(1)	% of the first policy year and % for renewal years if the extra premium is payable for more than ;

(2)	% for all policy years if the extra premium is payable for or less.

Policy Fees: No policy fees shall be paid under this Agreement.

EXHIBIT I: BOLI LCM07 Rate Table
Aggregate; Mandatory; Age Nearest; Unisex
Duration 1 – 13
Issue Ages 20 – 55
[Table Deleted]

Aggregate; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 1 – 13
Issue Ages 56 - 81
[Table Deleted]
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Aggregate; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 14 – 26
Issue Ages 20 – 55
[Table Deleted]

[page break]

Aggregate; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 14 – 26
Issue Ages 56 – 81
[Table Deleted]

[page break]

Aggregate; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 27 – 40
Issue Ages 20 – 55
[Table Deleted]

[page break]

Aggregate; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 27 – 40
Issue Ages 56 – 81
[Table Deleted]

[page break]

NS/NT; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 1 – 13
Issue Ages 20 – 55
[Table Deleted]

[page break]

NS/NT; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 1 – 13
Issue Ages 56 – 81
[Table Deleted]

[page break]

NS/NT; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 14 – 26
Issue Ages 20 – 55
[Table Deleted]

[page break]

NS/NT; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 14 – 26
Issue Ages 56 – 81
[Table Deleted]

[page break]

NS/NT; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 27 – 40
Issue Ages 20 – 55
[Table Deleted]

[page break]

NS/NT; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 27 – 40
Issue Ages 56 – 81
[Table Deleted]

[page break]

SM/TB; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 1 – 13
Issue Ages 20 – 55
[Table Deleted]

[page break]

SM/TB; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 1 – 13
Issue Ages 56 – 81
[Table Deleted]

[page break]

SM/TB; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 14 – 26
Issue Ages 20 – 55
[Table Deleted]

[page break]

SM/TB; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 14 – 26
Issue Ages 56 – 81
[Table Deleted]

[page break]

SM/TB; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 27 – 40
Issue Ages 20 – 55
[Table Deleted]

[page break]

SM/TB; Mandatory; Age Nearest; Unisex	BOLI LCM07
Duration 27 – 40
Issue Ages 56 – 81
[Table Deleted]

SCHEDULE E: REINSURANCE REPORTS

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be monthly. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number Name of the Insured Sex Date of Birth Issue Age Policy Date	Joint Life Information Policy Face Amount Reinsurance Amount(s) Issued Retained Amount Reinsurance Net Amount at Risk Death Benefit Option

Policy Year Policy Duration Transaction Type* Transaction Effective Date Table Rating Flat Extra Amount and Duration Plan Name or Code Underwriting Classification	Reinsurance Premiums Reinsurance Commission or Allowances Policy Fee Premium Taxes Reimbursed Cash Values Reimbursed Dividends Reimbursed Net Amount due the Reinsurer or the Ceding Co.

*	Transaction codes may be used to identify policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and policy movements or changes such as:

Not Takens Surrender Lapse Reinstatement Conversion Exchange Increase in Amount	Decrease in Amount Cancellation of Reinsurance Recapture Death Expiration Other Changes

Listings shall be provided separately for new issues, renewals, terminations, and other adjustments.

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SCHEDULE E: REINSURANCE REPORTS

(Continued)

Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium (magnetic tape, magnetic disk, or electronic data interchange) as shall be available to the Ceding Company. Monthly transaction data and quarterly inforce data is currently available via electronic data interchange (FTP).

Note:	The detail and summary reports and the electronic forms will be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.

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SCHEDULE F: UNDERWRITING GUIDELINES

Executive Benefits (EB)

Strategic Life COLI / BOLI Case Underwriting Procedures

As of: May 28, 2012

Contents:

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SCHEDULE G: DAC TAX SCHEDULE

Treasury Regulation Section 1.848-2 (g) (8) Election. The Ceding Company and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the treaty and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “party” shall refer to either the Ceding Company or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.	The party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The Ceding Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

6.	The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

7.	If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

8.	The parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.

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SCHEDULE H: RETENTION LIMITS

[Table Deleted]